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                                                                     Exhibit 8.1

                                                                  April 13, 2005

CSC Holdings, Inc.,
1111 Stewart Avenue,
Bethpage, New York 11714.

Ladies and Gentlemen:

          We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the "Act") of $500,000,000 aggregate principal amount 6 3/4% Series B Senior Notes due 2012 on Form S-4 filed on the date hereof with the Securities and Exchange Commission (the "Registration Statement"). We hereby confirm to you that, in our opinion, the discussion under the heading "Material U.S. Federal Income Tax Considerations" in the Registration Statement accurately describes the United States federal income tax considerations associated with the exchange of the old notes for the new notes pursuant to the exchange offer described in the Registration Statement.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all amendments thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,


                                                     /s/ Sullivan & Cromwell LLP